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                                                                    EXHIBIT 99.2


(ANIMAL HEALTH VERSION)



FOR IMMEDIATE RELEASE



         A. L. LABORATORIES' ANIMAL HEALTH ACQUIRES

                   WADE JONES COMPANY, INC.

      FORT LEE, N.J., July 21, 1994 -- A. L. Laboratories, Inc. (NYSE:BMD) today announced that it has acquired the Wade Jones Company, Inc. ("Wade Jones"), headquartered in Lowell, Arkansas which will become a part of its Animal Health operations. Terms of the transaction were not disclosed.

      Wade Jones is the largest poultry health products distributor in the United States and also manufactures several generic animal health products.
Wade Jones' animal health product line includes feed additives, pharmaceuticals, vaccines and sanitation products. Established more than 20 years ago, Wade Jones operates 5 facili-ties across the country and employs 75 people, l4 of which are in direct sales.

      Commenting on the announcement, Einar W. Sissener, Chief Executive Officer of A. L. Laboratories, Inc. said, "This acquisition is another example of our aggressive efforts to find complementary acquisitions which enable us to expand in our targeted markets and continue to broaden our specialty product line."

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      David E. Cohen, President of A. L. Laboratories' Animal Health  division added, "Over the years, Wade Jones has been an important element of our success and consistent growth in the poultry market through their distribution and feed additive blending activities. With all of their capabilities now available to us we can not only forward integrate our business towards the customer enabling us to provide full service to the poultry industry, but also to serve multiple levels of our existing customer base with an expanded product line.

    "Our present line of water-soluble pharmaceutical products will be strengthened by the addition of complementary Wade Jones FDA-approved medications, and their new product pipeline should provide other synergies in the future.

     "We are fortunate to be acquiring a focused, energetic team led by Mick Wagner, who oversees a seasoned sales force and efficient production and distribution operation. We plan to operate the Wade Jones Company as a stand-alone business, maintain all of the existing supplier relationships, and enhance the level of service being provided to them."

    Mr. Wagner added, "Our focus on our customers has enabled us to become number one in our business. To better serve our customers we have recently begun installation of a state-of-the-art Quallcom satellite tracking system. Most of our customers use 'Just in Time' inventory control. This system will allow us to pinpoint shipments from the time an order leaves our dock to its arrival at the customer's door.

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     "We have also built a sales force that has succeeded in introducing and gaining major market share with each of the 73 products in our line. Additionally, an expansion that will more than double our manufacturing capabilities is presently under way. We are excited that our activities will be enhanced by A. L. Laboratories' expertise in quality control, regulatory affairs and product development."

        A. L. Laboratories is an international pharmaceutical company developing, manufacturing and marketing specialty generic and proprietary human pharmaceuticals and animal health products with plant sites in Illinois, Maryland, New Jersey, New York, North Carolina, Washington State, Denmark and Indonesia.

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